Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Omnibus Incentive Plan of LegacyTexas Financial Group, Inc. of our reports dated February 9, 2017, with respect to the consolidated financial statements of LegacyTexas Financial Group, Inc. and the effectiveness of internal control over financial reporting of LegacyTexas Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
November 3, 2017